Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Receipt of the Requisite Term Loan Lender Consents Needed to Move
Forward with AMC’s Comprehensive Balance Sheet Strengthening
Transactions

•	Term Loan Lenders representing more than 80% of AMC’s term loans outstanding under its Credit Agreement already have consented to allow for the beneficial transactions announced on July 1, 2025 to proceed

•	Additional Term Loan Lenders who also wish to provide their consent still can do so through 5:00 pm EDT today

LEAWOOD, KANSAS - (July 2, 2025) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or the “Company”), today announced that Lenders representing more than 80% of its Term Loans due 2029 have joined as a party to the Transaction Support Agreement previously announced, thereby satisfying a material condition to move forward with all of the balance sheet enhancing transactions previously announced on July 1, 2025.

Additional Term Loan Lenders who also wish to provide their consent still can do so through 5:00 pm EDT today

Highlights of the agreement previously announced include:

•	Approximately $223.3 million of new money financing that will primarily be used to refinance debt maturing in 2026;

•	The immediate conversion of at least $143.0 million of 6.00%/8.00% Senior Secured Exchangeable Notes due 2030, with the potential to equitize up to a total of $337 million of such notes over time;

•	A full resolution of litigation with certain holders of AMC’s 7.5% Senior Secured Notes due 2029.

For more information, please refer to the Form 8-K filed by AMC yesterday with the U.S. Securities and Exchange Commission and available on our website at https://investor.amctheatres.com/sec-filings/all-sec-filings.

Adam Aron, Chairman and CEO of AMC, commented, “We are very pleased to have received the necessary transaction consents from such a large number of our Term Loan lenders, and especially to have received them so swiftly. Their resounding support enables AMC to move forward with transformative transactions that will strengthen our balance sheet, and better position AMC to deliver sustained long-term shareholder value.”

Aron concluded, “We also are grateful to all of our lenders for their constructive engagement and for their recognizing the strategic importance of these transactions to AMC’s recovery. Our lenders’ vote of confidence is both meaningful and energizing, as we ride the powerful momentum of a resurgent domestic box office for the remainder of 2025 and into what we believe will be an even more robust 2026. With reduced debt, fresh capital for 2026 maturities, and litigation fully resolved, AMC is operating from a position of renewed strength and optimism.”

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 870 theatres and 9,700 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “forecast,” “estimate,” “project,” “intend,” “plan,” “expect,” “should,” “believe” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the Company’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions and speak only as of the date on which they are made. Examples of forward-looking statements include statements the Company makes regarding the terms of the transactions, which are highly uncertain; the Company’s ability to complete the transactions on the terms contemplated or at all; the Company’s ability to otherwise refinance, extend, restructure or repay outstanding debt; its current and projected liquidity needs to operate its business and execute its strategy, and related use of cash; its ability to raise capital through equity issuances, asset sales or the incurrence of debt; the Company’s expectations regarding its ability to continue as a going concern; retail and credit market conditions; higher cost of capital and borrowing costs; impairments; changes in general economic conditions; the impact of foreign exchange rates on the Company’s financial performance; and the Company’s inability to implement its business plan or meet or exceed its financial projections.

These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

For a detailed discussion of risks, trends and uncertainties facing the Company, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and Form 10-Q for the quarter ended March 31, 2025, each as filed with the SEC, and the risks, trends and uncertainties identified in the Company’s other public filings.

The Company does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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